CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated April 30, 2024, and each included in this Post-Effective Amendment No. 93 on the Registration Statement (Form N-1A, File No. 002-21301) of Elfun Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 23, 2024, with respect to Elfun Trusts (the “Fund”) (one of the funds constituting Elfun Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2023, into this Registration Statement filed with the Securities and Exchange Commission.

Boston, Massachusetts

April 25, 2024